Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP To Acquire East Texas Oil and Gas Properties from

Memorial Resource Development LLC

HOUSTON, TEXAS, May 14, 2012—Memorial Production Partners LP (NASDAQ: MEMP) announced today that it has acquired certain oil and natural gas properties in East Texas from its sponsor, Memorial Resource Development LLC, for a purchase price of $27 million, subject to customary post-closing adjustments and receipt of third party consents. The acquisition was financed with borrowings under MEMP’s existing credit facility and is effective as of April 1, 2012. The transaction included the novation of 2012 through 2014 commodity derivative positions to MEMP. Terms of the transaction were approved by the Board of Directors of the general partner of MEMP and by the board’s conflicts committee, which is comprised entirely of independent directors.

“The acquisition of these East Texas assets is our third accretive transaction to date with our sponsor, Memorial Resource Development LLC and is consistent with our stated strategy to acquire assets from our sponsor that meet our acquisition criteria of mature, long-life producing properties. These assets are near one of our core areas and offer low-risk exploitation opportunities that will supplement our production profile” said John A. Weinzierl, Chairman and Chief Executive Officer of the general partner of MEMP.

These properties are located primarily in the Carthage and Joaquin fields of Panola and Shelby counties in East Texas.

Operational highlights:

•	Estimated net proved reserves of approximately 28.1 Bcfe

•	45% proved developed reserves

•	Proved reserve to production ratio of approximately 18.3 years

•	Current net production of approximately 4.2 MMcfe per day, of this amount, approximately 81% is natural gas and 19% is oil and natural gas liquids

•	Producing wells: 18 gross (17 net), of which 56% will be operated by MEMP

Financial highlights:

The acquisition is expected to be immediately accretive to both distributable cash flow per unit and net asset value per unit while improving MEMP’s coverage ratio. Management will evaluate the impact of the acquisition on current distribution levels as it integrates these acquired assets.

Memorial Production Partners LP is a Delaware limited partnership that was formed to own and acquire oil and natural gas properties in North America. MEMP’s properties are located in South Texas and East Texas/North Louisiana and consist of mature, legacy onshore oil and natural gas reservoirs. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in MEMP’s reports filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. For a more complete list of these risk factors, please read MEMP’s filings with the SEC, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at www.sec.gov. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” as defined by SEC rules. Estimates of reserves in this communication are based on economic assumptions with regard to commodity prices (NYMEX oil and natural gas futures prices as of May 3, 2012) that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC rules. In addition, the estimates of reserves in this press release were prepared by internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. Our internal estimates of proved reserves may differ materially from the estimates of our proved reserves as of December 31, 2012 that will be prepared by Netherland, Sewell & Associates, Inc. as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com